Exhibit 5.1

Jon E. Gavenman

+1 650 843 5055

jgavenman@cooley.com

June 8, 2020

Sonim Technologies, Inc.

6836 Bee Cave Road

Building 1, Suite 279

Austin, Texas 78746

Ladies and Gentlemen:

We have acted as counsel to Sonim Technologies, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (No. 333-238869) (the “Initial Registration Statement”) with the Securities and Exchange Commission, including the prospectus which forms a part of the Initial Registration Statement (the “Prospectus”), and a Registration Statement on Form S-1 related thereto filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “462(b) Registration Statement” and, together with the Initial Registration Statement, the “Registration Statements”), covering an underwritten public offering of up 36,800,000 shares of the Company’s common stock, par value $0.001 (“Shares”), including up to 4,800,000 Shares that may be sold pursuant to the exercise of an option to purchase additional Shares.

In connection with this opinion, we have examined and relied upon (a) the Registration Statements and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and (c) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have undertaken no independent verification with respect to such matters.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statements and the Prospectus, will be validly issued, fully paid and non-assessable.

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t (650) 843-5000 f: (650) 849-7400 cooley.com

Sonim Technologies, Inc.

June 8, 2020

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Initial Registration Statement and to the filing of this opinion as an exhibit to the amendment to the Initial Registration Statement filed pursuant to 462(d).

Sincerely,

Cooley LLP

By:	/s/ Jon E. Gavenman
Jon E. Gavenman

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t (650) 843-5000 f: (650) 849-7400 cooley.com